UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Nuveen Investment Trust II

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Good day,

Unfortunately, due to a lack of shareholder participation, the Nuveen Winslow Large-Cap Growth ESG Fund shareholder meeting scheduled for September 9, adjourned a second time to November 18, 2021.

We’ve made numerous attempts to reach you regarding holdings for which you may be authorized to vote. We have sent several letters urging shareholders to cast their vote to approve the changing of the Fund’s classification from diversified to non-diversified. Voting today will stop all future mailings and phone calls to you!

The Board is recommending a FOR vote on the proposal, which is described in detail in the attached proxy statement. Voting your shares will help ensure that enough votes are received to convene the meeting and avoid another adjournment.

YOUR VOTE IS VERY IMPORTANT!

If we do not receive your vote by Thursday, November 18, 2021, the meeting may need to adjourn for a third time and the Fund will need to continue to solicit proxies for voter participation; which will include additional mailings and phone calls. To ensure your vote is counted, please vote as soon as possible!

The fund’s solicitor, Computershare would be happy to assist you by answering any questions about the proposal and by recording your vote over the phone. Voting by phone is a quick way to participate, ensures that your shares are represented for the meeting and removes you from the calling list.

Please call us at 1-866-641-4227 and provide reference number <<GS Number>>. We are available Monday-Friday 9:00 a.m.-11:00 p.m. Eastern Time as well as on Saturday from 12:00 p.m.-6:00 p.m. Eastern Time.

Best regards,

<<Supervisor>>

<<GS Number>>

Computershare

1-866-641-4227

211 Quality Circle, Ste. 210

College Station, TX 77845

www.cfs.computershare.com

| CERTAINTY | INGENUITY | ADVANTAGE |

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211 Quality Circle, Ste. 210

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